United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2021

Uniti Group Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10802 Executive Center Drive Benton Building Suite 300 Little Rock, Arkansas		72211
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (501) 850-0820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UNIT	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2021, Uniti Group Inc. (the “Company”) announced that Mark A. Wallace, the Company’s then Executive Vice President – Chief Financial Officer and Treasurer, would be taking a leave of absence for an undetermined duration, effective immediately.  In connection with Mr. Wallace’s leave of absence, the Company’s Board of Directors (the “Board”) appointed Paul Bullington to serve as the Company’s interim Chief Financial Officer and Treasurer.  On September 9, 2021, the Board appointed Mr. Bullington to serve as the Company’s Senior Vice President, Chief Financial Officer and Treasurer, on a non-interim basis effective immediately, and determined to terminate the employment of Mr. Wallace without cause effective as of September 13, 2021.

The Board has determined to provide Mr. Wallace with certain severance payments, including, any earned but unpaid compensation through the date of his termination, a severance payment equal to one and a half (1.5) times the sum of his base salary and the average of the short-term cash incentive plan bonuses paid to him during the last three completed fiscal years and his health, vision and dental insurance benefits for eighteen months, subject to the execution by Mr. Wallace of a waiver and release (the “Release”) in the form set forth in that certain Severance Agreement dated as of December 30, 2020 by and between Mr. Wallace and the Company and continued compliance with certain covenants set forth therein, including one-year post-termination non-disclosure, non-compete and non-interference covenants.

In addition, pursuant to the Uniti Group Inc. 2015 Equity Incentive Plan and the applicable grant agreements thereunder, 92,168 time-based restricted shares held by Mr. Wallace will immediately become vested. In addition, the Board has approved the acceleration and immediate vesting, based on actual performance as of August 31, 2021, of a prorated number of performance-based restricted stock units (“PSUs”) held by Mr. Wallace (and the payment of dividend equivalents related thereto), based on the number of days Mr. Wallace was employed by the Company between the date of grant of each outstanding PSU and his termination date subject to his execution of the Release.

In connection with his appointment as Senior Vice President, Chief Financial Officer and Treasurer, Mr. Bullington will be entitled to an increase in his annual base salary to $440,000 per year and eligible to participate in the Company’s short term incentive plan applicable to fiscal 2021 with threshold, target and maximum award opportunities of 50%, 100% and 150% of his new base salary payable upon the attainment of certain company-wide performance goals (including applicable weighting) previously approved for Mr. Wallace by the Compensation Committee of the Board.  In addition, starting in 2022, Mr. Bullington will be eligible to participate in the Corporation’s equity compensation program under the Uniti Group Inc. 2015 Equity Incentive Plan, with an initial target equity grant valued at up to 150% of his base salary (or such higher amount as may be determined by the Compensation Committee).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2021	UNITI GROUP INC.

	By:	/s/ Daniel L. Heard
		Name:	Daniel L. Heard
		Title:	Executive Vice President – General Counsel and Secretary